UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

SAIC, INC.

1710 SAIC Drive

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 18, 2010

The Annual Meeting of Stockholders of SAIC, Inc., a Delaware corporation, will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 18, 2010, at 9:00 a.m. (local time). For the convenience of our employees and stockholders, the meeting will be audio webcast simultaneously to the public through a link on the Investor Relations section of our website (www.saic.com). In addition, the SAIC Proxy Statement and the SAIC 2010 Annual Report on Form 10-K are available at www.proxyvote.com. Information on our website, other than these materials, is not a part of the proxy solicitation materials.

The Annual Meeting is being held for the following purposes:

1.	To elect 12 directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Only stockholders of record at the close of business on April 19, 2010, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments, postponements or continuations of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at 4242 Campus Point Court, San Diego, California, and 1710 SAIC Drive, McLean, Virginia, for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

Douglas E. Scott

Executive Vice President,

General Counsel and Secretary

McLean, Virginia

May 6, 2010

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this Proxy Statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SAIC, Inc.

Proxy Statement

SAIC, INC.

1710 SAIC Drive

McLean, Virginia 22102

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 18, 2010

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of SAIC, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 18, 2010, at 9:00 a.m. (local time) and at any and all adjournments, postponements or continuations of the meeting. In this Proxy Statement, we use the terms “we,” “us” and “our” to refer collectively to SAIC, Inc. and our wholly-owned subsidiary, Science Applications International Corporation. This Proxy Statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about May 6, 2010.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, we are asking our stockholders to consider and vote upon the following matters:

1.	The election of 12 directors;

2.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011; and

3.	Such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 18, 2010, at 9:00 a.m. (local time).

Who can attend the Annual Meeting?

All stockholders or their duly appointed proxies may attend the meeting.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock, par value $0.0001 per share, as of the close of business on our record date of April 19, 2010 are entitled to notice of and to vote at the Annual Meeting. As of April 19, 2010, there were 386,677,919 shares of common stock outstanding. We have no other class of capital stock outstanding.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 19, 2010 is necessary to constitute a quorum and to conduct business at the Annual Meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Broker “non-votes” are not considered entitled to vote. For the election of directors and ratification of auditors, broker “non-votes” will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of April 19, 2010, on any matter submitted to a vote of stockholders at the Annual Meeting. However, in the election of directors, all shares are entitled to be voted cumulatively. Accordingly, in voting for directors: (i) each share of common stock is entitled to as many votes as there are directors to be elected and (ii) each stockholder may cast all of such votes for a single nominee or distribute them among any two or more nominees as such stockholder chooses. To apportion your votes among two or more nominees other than on a pro rata basis, you must either submit your proxy or voting instructions using a proxy and voting instruction card or by ballot in person at the Annual Meeting, stating explicitly how you intend to apportion your votes. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted as follows:

•	FOR the election of directors so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011.

No other business is expected to come before the Annual Meeting; however, should any other matter properly come before the Annual Meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by following the instructions at www.proxyvote.com.

By Telephone: You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: You may attend the meeting at the SAIC Conference Center in McLean, Virginia, and vote in person.

Submitting a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our Corporate Secretary as described below or by attending the Annual Meeting and voting in person. The mailing address of the Corporate Secretary is 1710 SAIC Drive, McLean, Virginia 22102. Attendance at the Annual Meeting will not, however, in and of itself, revoke a proxy.

For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 17, 2010. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 15, 2010.

How are the shares held by the Retirement Plan voted?

Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the SAIC Retirement Plan (the “Trustee”), on a confidential basis as to how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the SAIC Retirement Plan are governed by the provisions of the SAIC Retirement Plan and the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Wachovia Bank, N.A., as trustee of these stock plans, has the power to vote the shares of common stock held by Wachovia in these stock plans. Wachovia will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. Participants in these stock plans do not have the right to instruct Wachovia as to how to vote their proportionate interests in the shares of common stock held by Wachovia in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with BNY Mellon Shareowner Services, our transfer agent, then you are a “stockholder of record” with respect to these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you typically have the right to direct that organization on how to vote the shares held in your account. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one Proxy Statement and one Annual Report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the Proxy Statement and Annual Report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement and Annual Report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

This year, as permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about May 6, 2010, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our Proxy Statement and Annual Report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and SAIC employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The SAIC Proxy Statement and the SAIC 2010 Annual Report on Form 10-K are available at www.proxyvote.com.

PROPOSAL I—ELECTION OF DIRECTORS

Our Board of Directors has recommended 12 nominees for election as directors. Our amended certificate of incorporation provides for the annual election of directors and the number of directors is currently set at 13 directors, which will result in one vacancy following the 2010 Annual Meeting. The Board of Directors will review the authorized number of directors to determine whether to fix the authorized number of directors at a lower number or appoint individuals to fill any vacancy.

Nominees for Directors

At the Annual Meeting, 12 directors are to be elected to serve for one-year terms or until their successors are elected and qualified. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are, and will be, able and willing to serve. Each nominee has consented to be named in this Proxy Statement and to serve if elected.

Vote Required

The nominees who receive the most “FOR” votes will be elected as directors, and abstentions and withheld votes will generally not have an effect on the outcome of this vote. The Board of Directors, however, has adopted a policy whereby any nominee for director in an uncontested election (i.e., an election in which the number of nominees does not exceed the number of directors to be elected) who receives a greater number of votes “withheld” from his or her election than voted “for” such election will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. In such a circumstance, the Nominating and Corporate Governance Committee will recommend to the Board of Directors the action to be taken with respect to such offer of resignation, and the Board of Directors will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K filed with the SEC or some other permissible manner.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, the shares represented by properly executed and timely proxies will be voted “FOR” the election of directors so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting. If any of the nominees listed below should become unable to stand for election at the Annual Meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Unanimous Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of SAIC. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this Proxy Statement.

NOMINEES FOR ELECTION AS DIRECTORS

France A. Córdova, age 62 Director	Director since 2008

Dr. Córdova has been President of Purdue University since 2007. She was Chancellor at the University of California, Riverside, from July 2002 to July 2007, and was Vice Chancellor for Research and Professor of Physics at University of California, Santa Barbara from August 1996 to July 2002. Dr. Córdova served as Chief Scientist of the National Aeronautics and Space Administration from 1993 to 1996 and headed the Department of Astronomy and Astrophysics at Pennsylvania State University from 1989 to 1993. Dr. Córdova is also a member of the Board of Directors of Edison International and of Southern California Edison. She was previously a director of Belo Corp. until July 2007.

As an accomplished scientist with leadership experience managing prominent academic institutions and expertise in areas relevant to SAIC’s business, Dr. Córdova provides special insight and perspectives that the Board views as important to SAIC as a leading science and technology company.

PROPOSAL I—ELECTION OF DIRECTORS

Jere A. Drummond, age 70 Director	Director since 2003

Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the Boards of Directors of Borg-Warner Automotive and AirTran Holdings, Inc. He was previously a director of Centillium Communications Inc. until October 2008.

The Board believes that Mr. Drummond’s demonstrated leadership abilities and business judgment, shaped during four decades of executive management and board experience at complex commercial companies, provide an important leadership element to our Board and our Nominating and Corporate Governance Committee. Mr. Drummond also brings financial knowledge to our Audit Committee and is an “audit committee financial expert” as defined in SEC rules.

Thomas F. Frist, III, age 42 Director	Director since 2009

Mr. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons, and has held such position since 1994. Prior to that, he co-managed FS Partners, L.L.C. and worked at Rainwater, Inc. in Fort Worth, Texas and in New York. Since 2006, Mr. Frist has served on the Board of Directors of HCA, Inc., one of the largest private operators of health care facilities in the U.S. From 1999 to 2006, he served on the board of Triad Hospitals, Inc.

The Board believes that Mr. Frist’s financial background and experience as an investment manager add a valuable dimension to our Board and to our Audit and Finance committees. He is an “audit committee financial expert” as defined in SEC rules. Mr. Frist’s understanding of the healthcare industry also brings perspectives beneficial to the Board as the company seeks to enhance its position as a provider of health solutions to both government and commercial customers.

John J. Hamre, age 59 Director	Director since 2005

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the Boards of Directors of ITT Industries, Inc., Oshkosh Corporation and MITRE Corporation. He was previously a director of ChoicePoint Inc. until September 2008.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. His particular expertise in matters key to SAIC’s business, as well as his executive management experience as Chief Executive Officer of a leading research institution, offer important contributions to our Board.

Walter P. Havenstein, age 61 Chief Executive Officer and Director	Director since 2009

Mr. Havenstein joined SAIC as Chief Executive Officer and as a director in September 2009. From January 2007 until joining SAIC, Mr. Havenstein served as Chief Operating Officer and member of the Board of Directors for BAE Systems plc, a $34 billion global aerospace and defense company, and as President and Chief Executive Officer of its U.S. subsidiary, BAE Systems, Inc., with 53,000 employees and annual sales in excess of $20 billion. From August 2005 to August 2007, Mr. Havenstein served as President of the Electronics & Integrated Solutions Operating Group of BAE Systems, Inc. and served as Executive Vice President since January 2004. Before that, he was president of BAE Systems’ Information and Electronic Warfare Systems business unit. Mr. Havenstein was President of the Sanders defense electronics business prior to it being acquired by BAE from Lockheed Martin in 2000. Before joining Sanders in 1999, he had been Vice President and General Manager of the Strategic Systems Division of Raytheon.

Mr. Havenstein’s experience in our industry and in-depth knowledge of our company gained by serving as our Chief Executive Officer provide valuable insights for our Board. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management.

PROPOSAL I—ELECTION OF DIRECTORS

Miriam E. John, age 61 Director	Director since 2007

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999. Dr. John is a member of the Department of Defense’s Defense Science Board and Threat Reduction Advisory Committee and chairs the National Research Council’s Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories.

Dr. John is a highly respected scientist and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide our Board with critical perspectives on issues important to our business.

Anita K. Jones, age 68 Director	Director since 1998

Dr. Jones is University Professor Emerita at the University of Virginia, where she has taught since 1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director of Defense Research and Engineering of the U.S. Department of Defense. Dr. Jones also served as one of our directors from 1987 to 1993.

Dr. Jones is a distinguished leader in computer science, widely recognized for her scholarship in the field and her prior service to the U.S. Government in managing the U.S. Department of Defense’s science and technology program and overseeing its numerous research activities. She has also served on an array of advisory boards for national security and high technology matters. In addition to her exceptional professional reputation and expertise in areas critical to SAIC’s business, Dr. Jones has demonstrated a deep commitment to business ethics and an ability to build consensus, enhancing the effectiveness of our Board.

General John P. Jumper (USAF Retired), age 65 Director	Director since 2007

General Jumper retired from the United States Air Force in 2005 after nearly 40 years of service. From September 2001 to November 2005, General Jumper was the Chief of Staff of the United States Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of active-duty, guard, reserve and civilian forces serving in the United States and overseas. As a member of the Joint Chiefs of Staff, General Jumper functioned as a military advisor to the Secretary of Defense, National Security Council and the President. General Jumper is also a member of the Boards of Directors of Goodrich Corporation, Jacobs Engineering Group Inc. and Somanetics Corporation. He was previously a director of TechTeam Global, Inc. until May 2009.

The Board believes that General Jumper’s proven leadership ability and management skills, demonstrated by his service as the highest-ranking officer in the U.S. Air Force, and his expertise in defense and intelligence matters, make him highly qualified to serve as a director. General Jumper’s experience gives him a unique understanding of the needs of our largest customers. He is also an “audit committee financial expert” as defined in SEC rules.

Harry M.J. Kraemer, Jr., age 55 Director	Director since 1997

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a health-care products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004, and as President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997. Mr. Kraemer is also a member of the Boards of Directors of Sirona Dental Systems, Inc. and VWR International.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

PROPOSAL I—ELECTION OF DIRECTORS

Edward J. Sanderson, Jr., age 61 Director	Director since 2002

Mr. Sanderson retired from Oracle Corporation in 2002 as an Executive Vice President after having served since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting and the Latin American Division. Prior to Oracle, he was President of Unisys Worldwide Services and a partner at both McKinsey & Company and Accenture (formerly Andersen Consulting). He was previously a director of Quantum Corp. until September 2005.

Mr. Sanderson has over 25 years of experience in senior management in the technology industry and consulting with major commercial and federal government clients on a broad array of issues. His expertise in information technology and leadership experience managing technology businesses, including international operations, provides insights and perspectives that our Board views as important to SAIC as a global provider of information technology services.

Louis A. Simpson, age 73 Director	Director since 2006

Mr. Simpson has served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, an automobile insurance company, since May 1993. Mr. Simpson previously served as Vice Chairman of the Board of Directors of GEICO from 1985 to 1993. Mr. Simpson is also a member of the Board of Directors of VeriSign, Inc. He was previously a director of Western Asset Funds Inc. and Western Asset Income Fund and a trustee of Western Asset Premier Bond Fund until March 2007.

Mr. Simpson’s executive management experience and extensive background in finance and investment matters provide important contributions to our Board. His past service on a number of public company boards provides additional relevant experience beneficial to our Board.

A. Thomas Young, age 72 Lead Director	Director since 1995

Mr. Young retired from Lockheed Martin Corp. in 1995 after having served as an Executive Vice President from March 1995 to July 1995. Prior to its merger with Lockheed Corporation, Mr. Young served as the President and Chief Operating Officer of Martin Marietta Corp. from 1990 to 1995. Mr. Young was previously a member of the Board of Directors of Goodrich Corporation until April 2010 and of Pepco Holdings, Inc. until May 2005.

The Board believes that Mr. Young’s extensive experience organizing and directing complex, technically challenging space and defense programs and serving in senior management at major companies in our industry is a significant benefit to our Board, as demonstrated by his leadership as our Board’s Lead Director.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.saic.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with SAIC’s Code of Conduct, which describes our standards for protecting SAIC and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business. In addition, our principal executive officer and our senior financial officers are also subject to the Code of Ethics for Principal Executive Officer and Senior Financial Officers, which contains additional policy guidelines and procedures relating to legal and ethical standards for conducting our business.

Our directors also are required to comply with a Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on SAIC’s Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.saic.com by clicking on the links entitled “Corporate Governance” followed by “Code of Conduct.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review, the Board of Directors determined that all of its non-employee directors, each of whom is named below, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment:

France A. Córdova	John P. Jumper
Jere A. Drummond	Harry M.J. Kraemer, Jr.
Thomas F. Frist, III	Edward J. Sanderson, Jr.
John J. Hamre	Louis A. Simpson
Miriam E. John	A. Thomas Young
Anita K. Jones

CORPORATE GOVERNANCE

In making these determinations the Board considered that in the ordinary course of business, transactions may occur between SAIC and organizations with which some of our directors are or have been affiliated. Specifically, the Board considered that SAIC makes payments or contributions in the usual course of business and annual giving programs to organizations for which an SAIC director is an employee, including: (i) approximately $113,000 of charitable contributions and approximately $238,000 in payments for subcontracted work on customer projects to the Center for Strategic and International Studies, a non-profit, public policy research institution for which Dr. Hamre serves as Chief Executive Officer; (ii) approximately $111,000 in payments for subcontracted work on customer projects to Purdue University, for which Dr. Córdova serves as President; (iii) approximately $186,000 for subcontracted work on customer projects, $422,000 in real property lease payments and $477,000 in connection with our Strategic University Alliance Program paid to the University of Virginia, for which Dr. Jones served as a professor prior to her retirement in January 2010, and (iv) approximately $9,000 in payments for subcontracted work on customer projects, software and matching gifts to Northwestern University, for which Mr. Kraemer serves as a professor at the Kellogg School of Management. The Board determined that our relationships with these organizations are immaterial and would not interfere with the exercise of independent judgment by those directors who are affiliated with these organizations.

Two of our current employee directors, Kenneth C. Dahlberg (our Chairman and former Chief Executive Officer) and Walter P. Havenstein (our current Chief Executive Officer), are not considered independent because of their employment with the company.

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works to recruit candidates with those qualifications. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

•	demonstrated leadership ability, with the ability to exercise sound judgment informed by diversity of experience and perspectives;

•	expertise and involvement in areas relevant to the company’s business such as defense, intelligence, science, finance, government or commercial and international business; and

•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience.

In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;

•	based upon the desired number of 12 directors, no more than three directors may be an employee of ours;

•	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

•	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. Moreover, directors are expected to act ethically at all times and adhere to the company’s Code of Business Conduct of the Board of Directors.

Board Leadership Structure

Our current Chairman of the Board of Directors, Kenneth C. Dahlberg, has served as Chairman since July 2004. Mr. Dahlberg also served as our Chief Executive Officer from November 2003 until his retirement as Chief Executive Officer in September 2009. Mr. Dahlberg will continue to serve as Chairman until his current term on the Board expires immediately following our Annual Meeting of Stockholders in June 2010, at which time he will retire from our Board of Directors in accordance with our mandatory retirement policy. Our Board will appoint a new Chairman.

The Board Chairman’s responsibilities include implementing SAIC’s strategic priorities, presiding over Board meetings and communicating the Board’s guidance to management. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chairman of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chairman annually and may decide to separate or combine the roles of Chairman and Chief Executive Officer, if appropriate, any time in the future.

CORPORATE GOVERNANCE

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 11 of our 13 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. Our independent directors meet in executive session at least five times a year. The Board’s Audit, Finance, Human Resources and Compensation and Nominating and Corporate Governance Committees are each comprised entirely of independent directors. In addition, in the event that the Chairman of the Board is not an independent director, the Nominating and Corporate Governance Committee nominates an independent director to serve as “Lead Director,” who then must be approved by a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

•	chairing any meeting of the independent directors in executive session;

•

facilitating communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; provided, however, that each director is free to communicate directly with such individuals;

•	acting as a liaison to stockholders who request direct communication with the Board;

•	consulting with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board;

•	otherwise consulting with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance; and

•	acting as Chairman of the Board if the Chief Executive Officer serving in such role is unable to perform those duties.

Currently, A. Thomas Young serves as our independent Lead Director.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior management that, among other things, establishes the overall corporate risk strategy and ensures that systems and processes are established to identify and address appropriate risk matters within the company. This committee reports at least annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings and Committees

During fiscal 2010, the Board of Directors held eleven meetings of the entire Board, seven meetings of only the independent directors, and ten meetings of a special Succession Committee comprised of independent directors Jere A. Drummond, Anita K. Jones and A. Thomas Young. Each regularly scheduled meeting of the Board of Directors includes an executive session of the independent directors. A. Thomas Young, the Lead Director, presides at all regularly scheduled executive sessions of our independent directors as provided by our Corporate Governance Guidelines. Average attendance at such meetings of the Board of Directors was 95%. During fiscal 2010, no director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and committees of the Board of Directors on which they served. In addition, all directors except France A. Córdova attended the 2009 Annual Meeting of Stockholders. It is our policy to encourage all directors to attend our Annual Meeting.

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.saic.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

CORPORATE GOVERNANCE

Audit Committee

The current members of the Audit Committee are Harry M.J. Kraemer, Jr. (Chairperson), Jere A. Drummond, Thomas F. Frist, III, Anita K. Jones and John P. Jumper. The Board of Directors has determined that each of the members of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Securities Exchange Act of 1934. In addition, the Board of Directors has determined that Jere A. Drummond, Thomas F. Frist, III, John P. Jumper and Harry M.J. Kraemer, Jr. qualify as Audit Committee “financial experts” as defined by the rules under the Securities Exchange Act of 1934. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.” The responsibilities of the Audit Committee are set forth in its charter and fall into the following categories:

•

Internal Controls and Disclosure Controls—Review and provide feedback on the assessment performed by management on internal control over financial reporting; review the internal control assessment with the independent registered public accounting firm, the internal auditor and management; review any major issues as to the adequacy of our internal control over financial reporting and any special audit steps adopted in light of control deficiencies; review our disclosure controls and procedures designed to ensure timely collection and evaluation of information required to be disclosed in our filings with the SEC or posted on our website; and review the independent registered public accounting firm’s procedures and management of the audit relating to internal control over financial reporting.

•

Independent Audit—Retain an independent registered public accounting firm for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence; ensure the firm’s objectivity by reviewing and discussing all relationships between such firm and us and our affiliates; obtain and review a report by the independent registered public accounting firm that describes our internal quality-control procedures and any material issues raised; review the proposed audit scope and procedures to be utilized; obtain and review a post-audit report; and review all critical accounting policies and practices to be used, major issues regarding accounting principles and financial statement presentations, analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, the effect of regulatory and accounting initiatives and other material written communications between the independent registered public accounting firm and management.

•

Internal Audit—Review the qualifications, organizational structure and performance of the internal audit function; review, approve and update the rolling three-year internal audit plan; periodically review any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work; receive periodic summaries of findings from completed internal audits and the status of major audits in process; receive timely notification of any issues or concerns identified during the course of internal audits and reviews; and discuss with the independent registered public accounting firm the responsibilities, budget and staffing of our internal audit function.

•

Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor our annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments about the quality and not just the acceptability of accounting principles used to prepare our consolidated financial statements; review our responses to any investigation of the SEC or any national securities exchange on which our shares are listed; review the type of information to be disclosed in our earnings press releases and discuss the earnings press releases; and review any financial information and earnings guidance provided to analysts and rating agencies.

•

Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.

•

Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.

The Audit Committee held eight meetings during fiscal 2010.

CORPORATE GOVERNANCE

Classified Business Oversight Committee

The current members of the Classified Business Oversight Committee are John J. Hamre (Chairperson), John P. Jumper, Kenneth C. Dahlberg and Walter P. Havenstein. The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	policies, processes, procedures, training and risk review activities applicable to our classified business activities;

•

regular reports from our Special Projects Committee, comprised of management and outside experts in intelligence and security, regarding classified programs involving special operational or reputational risks;

•	reports from management on particular classified projects involving significant performance, financial or reputational risks; and

•	other classified business issues that the Board or management would like the Committee to review.

The Classified Business Oversight Committee held three meetings during fiscal 2010.

Ethics and Corporate Responsibility Committee

The current members of the Ethics and Corporate Responsibility Committee are Anita K. Jones (Chairperson), France A. Córdova, Miriam E. John and Walter P. Havenstein. The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

•	reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;

•

reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;

•	reviewing the adequacy of, and any requests for waivers under, our Code of Ethics for Principal Executive Officer and Senior Financial Officers;

•

reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;

•	reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and

•

reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

The Ethics and Corporate Responsibility Committee held four meetings during fiscal 2010.

Finance Committee

The current members of the Finance Committee are Louis A. Simpson (Chairperson), Thomas F. Frist, III, Edward J. Sanderson, Jr., and A. Thomas Young. The responsibilities of the Finance Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	our capital structure, including the issuance of equity and debt securities, the incurrence of indebtedness, payment of dividends and related matters;

•

financial projections (including any financial guidance) and general financial planning, including cash flow and working capital management, capital budgeting and expenditures, tax planning and compliance and related matters;

•	mergers, acquisitions and strategic transactions;

•	proposed offers for the purchase or acquisition of all or substantially all of our stock or assets;

•	investor relations programs and policies;

•	the funding status of our defined-benefit plans and the overall financial impact of our benefit plans; and

•	any other transactions or financial issues that the Board of Directors or management would like the Committee to review.

CORPORATE GOVERNANCE

The Finance Committee held eight meetings during fiscal 2010.

Human Resources and Compensation Committee

The current members of the Human Resources and Compensation Committee are Edward J. Sanderson, Jr. (Chairperson), France A. Córdova, Miriam E. John and Harry M.J. Kraemer, Jr. The Board of Directors has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

•	determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;

•	exercising all rights, authority and functions under all of our stock, retirement and other compensation plans;

•	approving and making recommendations to the Board of Directors regarding non-employee director compensation;

•	preparing an annual report on executive compensation for inclusion in our Proxy Statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

•	periodically reviewing our Human Resources strategy, policies and programs.

In the exercise of its responsibilities, the Human Resources and Compensation Committee may delegate such of its authorities and responsibilities as the Committee deems proper to members of the Committee or to a subcommittee. The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below.

The Human Resources and Compensation Committee held seven meetings during fiscal 2010.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

•	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis for our Proxy Statement;

The consultant interacts directly with members of SAIC management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Jere A. Drummond (Chairperson), John J. Hamre, Louis A. Simpson and A. Thomas Young. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

•	evaluating, identifying and recommending nominees to the Board of Directors, including nominees proposed by stockholders;

CORPORATE GOVERNANCE

•	reviewing and making recommendations regarding the composition and procedures of the Board of Directors;

•	making recommendations regarding the size, composition and charters of the committees of the Board of Directors;

•	reviewing and developing long-range plans for our Chief Executive Officer and management succession;

•	developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as the Lead Director; and

•	developing and overseeing an annual self-evaluation process of the Board of Directors and its committees.

The Nominating and Corporate Governance Committee held four meetings during fiscal 2010.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, its director membership criteria as stated in the Corporate Governance Guidelines and our current and future needs. In considering candidates for election at annual meetings of stockholders, the Committee first identifies those incumbent directors who have not reached the mandatory director retirement age and who wish to continue their service on the Board. The Board of Directors and the Committee believe that the continuing service of qualified incumbent directors promotes stability and continuity, contributing to the Board’s ability to work together as a collective body and giving us the benefit of experience and insight that our directors have accumulated during their tenure. Accordingly, the Committee’s process for identifying and evaluating nominees reflects the Committee’s general practice of re-nominating incumbent directors who the Committee believes continue to satisfy the Board’s criteria for membership on the Board of Directors and who continue to make important contributions to us and our Board.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may retain a professional search firm to assist it in developing a list of qualified candidates, but has not done so to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received.

The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later).

Such stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

CORPORATE GOVERNANCE

Mandatory Retirement Policy

The Board has adopted a standard retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board increased the standard retirement age for independent directors from age 72 to age 75 in March 2010, which enabled Directors Simpson and Young to be nominated for election as a director.

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transactions. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chairman of the Board of Directors and the Chairperson of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many other entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2010 in which any related party had a direct or indirect material interest.

CORPORATE GOVERNANCE

Communications with the Board of Directors

Any interested party may contact directors by writing to them either individually, the independent directors as a group, the Lead Director or the Board of Directors generally at the following address:

SAIC, Inc.

Attention: Corporate Secretary

1710 SAIC Drive

McLean, Virginia 22102

Communications sent to an individual director or to the Lead Director will be forwarded directly to such individual. Communications sent to the Board of Directors will be forwarded to the Chairman of the Board of Directors and to the Lead Director. Communications sent to the independent directors as a group will be forwarded to the Lead Director on behalf of all independent directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of Compensation Program

Our executive compensation program is designed to attract, retain, motivate and reward talented employees who can contribute to our long-term financial performance and help build value for our stockholders. The Human Resources and Compensation Committee of our Board of Directors is responsible for overseeing our compensation program for all executives, including compensation awarded to our Chairman, Chief Executive Officer, Chief Financial Officer and other most highly-compensated executive officers who have been designated as our “named executive officers” for fiscal 2010.

In overseeing this program and determining the relevant amounts and types of compensation to be awarded to our executives, the Committee considers the following principles:

•

Compensation Should Reflect Company and Operating Group Performance. A substantial portion of the total compensation received by our executive officers should be directly tied to and contingent upon our performance as a whole and the performance of operating units under their management.

•

Compensation Should Reflect an Individual’s Responsibility and Specific Contributions. The amount and type of compensation awarded to our executive officers should reflect their individual job responsibilities, their achievement of the performance expectations placed upon them by our Chief Executive Officer, Board of Directors and Human Resources and Compensation Committee and take into account their contributions.

•

Compensation Should Focus our Executive Officers on Long-Term Financial Performance. A substantial portion of the total compensation should be delivered in the form of time-vesting and performance-based equity awards in order to align the long-term interests of our executive officers with those of our stockholders.

•

Compensation Should Be Competitive in the Marketplace. In order to help us attract and retain talented executives, the amount and type of compensation that we provide needs to be competitive when compared to that provided by companies with whom we compete for talent, with individual compensation levels reflecting differences in job responsibilities and marketplace considerations.

•

Compensation Should Be Cost-Effective. The compensation we provide should be cost-effective and structured, to the extent possible, to maximize favorable tax benefits and minimize the financial impact for us.

Principal Elements of Compensation

Under the direction of our Human Resources and Compensation Committee, we provide the following principal elements of compensation to our executive officers, which we collectively refer to as direct compensation:

•	Base salary—We provide a fixed base salary to our executive officers to compensate them for services provided to us during the fiscal year;

•

Cash incentive awards—We provide cash incentive awards to our executive officers, which vary in amount depending upon performance against predetermined goals and objectives for the fiscal year, to encourage the achievement of annual financial and operating goals; and

•	Equity incentive awards—We provide equity incentive awards to our executive officers, which are intended to motivate them to stay with us and build stockholder value through their future performance.

In addition to these principal elements of direct compensation, we provide our executive officers with other benefits generally available to all eligible employees, such as participation in our health and welfare and retirement programs. We also provide our executive officers with certain change in control benefits.

Significant Compensation Actions in Fiscal 2010

Performance Share Awards

Beginning in fiscal 2010, for our named executives officers and other select leaders, we decided to discontinue using time-vested restricted stock awards as a component of our executive compensation program and instead grant performance share awards that may be earned based upon the achievement of financial performance objectives over a three-year period. This program is limited to executives who are in a position to have a significant impact on the achievement of goals established by the Committee and who provide the operational and long-term strategic leadership necessary to accomplish the goals. We believe this program will play an important role in further aligning the compensation of executives with key financial goals that consistently drive stockholder value over the long-term.

Compensation Recoupment Policy

Our Human Resources and Compensation Committee adopted a policy in fiscal 2010 that could require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

COMPENSATION DISCUSSION AND ANALYSIS

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

SAIC may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, SAIC may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Assessment of Risks in our Compensation Programs

In fiscal 2010, our Human Resources and Compensation Committee directed management to undertake a risk assessment of our compensation programs and asked Frederic W. Cook & Co., the Committee’s independent compensation consultant, to review the assessment. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives.

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation to be awarded to our executive officers, our Human Resources and Compensation Committee considers the company’s overall performance, the performance of operating units under the executive officer’s management and individual performance as measured against performance goals and criteria, as well as comparative market data for peer companies with whom we compete for executive talent. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. At the beginning of each fiscal year, the Committee reviews and approves (i) the amount of base salary to be provided for the upcoming year, (ii) the payout range for the cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined, (iii) the payout range for performance share awards that may be earned for the three-year performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the awards will be determined, and (iv) the mix and amount of equity incentive awards to be granted to our executive officers. Upon completion of each fiscal year, the Committee approves the payment of cash incentive awards that are based upon the achievement of the predetermined performance goals and criteria for the year just completed.

Company and Operational Group Performance

The Committee considers our overall performance, including any corporate or operating units under an executive officer’s management. In particular, our performance (or a combination of company and group performance for executive officers with operational responsibilities) determines 80% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. Amounts are principally determined based upon the company’s or group’s achievement of financial and operating objectives set at the beginning of the fiscal year.

Individual Performance

Individual performance is a key factor in setting base salaries, and individual contributions to the achievement of our enterprise goals determine 20% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. For the Chairman, Chief Executive Officer, Group Presidents and our former Chief Operating Officer, one-half of their individual performance objectives were tied to employee retention. In determining base salaries, the Human Resources and Compensation Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and Executive Vice President for Human Resources. The Committee also considers market data and recommendations provided by its independent compensation consultant. Executive officers do not propose their own compensation. In addition, the Committee considers whether the executive officer has achieved predetermined objectives applicable to his or her organization, his or her individual contributions to us and other leadership accomplishments. The individual performance goals consist of objectives relating to matters such as success in retaining and obtaining new customers, building capability through training and retaining workforce and certain other financial and operating goals.

If any executive officer has demonstrated exceptional performance during the recently completed fiscal year that the Committee determines is not fully recognized through the predetermined incentive award criteria, such exceptional contributions are generally rewarded in the form of discretionary cash bonuses rather than increases in base salary. If an executive officer’s performance does not meet expectations, the executive will receive a lower or no incentive award payout for the completed fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Formal input is typically received from the independent directors and senior management and through a self-assessment. The Committee also considers the Chief Executive Officer’s leadership contributions towards our performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Committee then presents its evaluation and compensation determination to the Chief Executive Officer, who subsequently discusses his evaluation with the Board of Directors. The Chief Executive Officer does not propose his own compensation.

Chief Executive Officer Transition and Related Compensation Decisions

In September 2009, Walter P. Havenstein succeeded Kenneth C. Dahlberg as our Chief Executive Officer. In connection with this hiring decision, our Board of Directors approved Mr. Havenstein’s compensation package as recommended by our Human Resources and Compensation Committee. For the remainder of fiscal 2010, Mr. Havenstein’s base salary was set at $1 million on an annualized basis. He was also eligible for a target cash incentive award of between $1.25 million to $1.875 million and equity awards with a grant date fair value of up to $3.5 million, with both awards to be based upon corporate performance and the achievement of individual performance objectives for fiscal 2010. In determining Mr. Havenstein’s compensation, the Committee considered, among other factors, his background and experience, his historical compensation, internal equity considerations and the amount of compensation provided to chief executive officers by companies with whom we compete for executive talent.

In addition, as an inducement to join SAIC, we granted equity awards to Mr. Havenstein to replace the value of the equity awards of his previous employer that he forfeited as a result of leaving to join SAIC. These awards were comprised of stock options, restricted stock and performance share awards having an aggregate value of $6.46 million as of the grant date, his first day of employment with us, and vest over three to four years, depending on the award. The allocation among award types was selected to approximate the allocation of Mr. Havenstein’s forfeited awards.

Mr. Dahlberg has continued as Chairman of the Board and as an executive officer of company. Because of his continuing important leadership role and valuable contributions in our transition to a new Chief Executive Officer, the Human Resources and Compensation Committee determined that a reduction in Mr. Dahlberg’s cash compensation was not warranted, but that Mr. Dahlberg would not be granted future equity awards.

Comparable Market Compensation

The Committee considers the amount of direct compensation we provide compared to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To assist with this effort, the Committee asks its independent compensation consulting firm, Frederic W. Cook & Co., to review and benchmark each element of direct compensation we provide to our executive officers.

For fiscal 2010, Frederic W. Cook & Co. compared each element of direct compensation we provide to our Chief Executive Officer, Chief Financial Officer and certain other members of senior management against that provided by other publicly-traded engineering, information technology, consulting and defense companies, which we refer to as our “Compensation Peer Group.” The Compensation Peer Group for fiscal 2010 consisted of the following companies:

• Accenture, Ltd.	• Fiserv, Inc.	• Rockwell Collins, Inc.

• Affiliated Computer Services, Inc.	• General Dynamics Corporation	• Synnex Corporation

• Automatic Data Processing, Inc.	• L-3 Communications Holdings, Inc.	• Unisys Corporation

• Computer Sciences Corporation	• Raytheon Company	• URS Corporation

• CGI Group, Inc

This Compensation Peer Group is periodically reviewed and updated and consists of companies that we believe have similar revenues and industry focus to ours, as well as companies against which we compete for talent and stockholder investment. In order to help provide better comparative data and analysis, the Compensation Peer Group is structured so that no company within the survey has annual revenues greater than three times or less than approximately one-third of ours. We eliminated Electronic Data Systems from our Compensation Peer Group in 2010 because it was acquired by another company that does not satisfy these parameters. For comparison purposes for fiscal 2010, our annual revenues were at approximately the 60th percentile of the revenues of the Compensation Peer Group.

COMPENSATION DISCUSSION AND ANALYSIS

In addition to the Compensation Peer Group, Frederic W. Cook & Co. also reviewed multiple broad-based third-party surveys and compiled information for the Committee’s consideration regarding compensation that other comparable companies provide to their chief executive officer, chief financial officer and other members of senior management. For our Group Presidents, we compare the compensation we provide against compensation received by company managers of operating units or subsidiaries of similar size to our groups.

The Human Resources and Compensation Committee considers this survey data and analysis when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally will:

•

target overall compensation for our executive officers at the median compensation levels paid to similarly situated executives of comparable companies for each element of compensation and overall, although the actual cash incentive awards paid will vary based on operating performance and may therefore generate compensation that is higher or lower than the market median;

•	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer; and

•	provide market competitive levels of executive compensation on an ongoing basis, without regard to the executive’s wealth accumulation resulting from prior awards of equity compensation.

Direct Compensation for Fiscal 2010

Compensation Mix

Direct compensation paid to our named executive officers for fiscal 2010 was comprised of (i) a fixed base salary to compensate them for services provided to us during the fiscal year; (ii) cash incentive awards based upon the achievement of certain predetermined goals and objectives for the fiscal year to encourage the achievement of annual financial and operating goals and (iii) equity incentive awards comprised of stock options and performance share awards intended to motivate them to stay with us and build stockholder value through their future performance.

The charts below depict each principal element of targeted compensation as a percentage of total targeted compensation for (a) our Chief Executive Officer and (b) our other named executive officers as a group for fiscal 2010.

(1)

Represents the targeted compensation mix for Mr. Dahlberg, our Chief Executive Officer until September 21, 2009, at which time he was succeeded by Mr. Havenstein. The targeted compensation mix for Mr. Havenstein is nearly the same — approximately one percent lower for cash incentives and less than one percent higher in each other category.

As indicated above, base salary represents a small portion of overall compensation compared to performance-based cash and equity incentive awards. The allocation of a meaningful portion of overall compensation to cash incentive awards demonstrates our Human Resources and Compensation Committee’s belief that a substantial portion of total compensation should reflect the actual achievement of predetermined individual and company goals. The allocation of a majority of compensation in the form of stock option and performance share awards reflects the principle that a substantial portion of total compensation should be delivered in the form of vesting and performance-based equity awards in order to align the

COMPENSATION DISCUSSION AND ANALYSIS

long-term interests of our executive officers with those of our stockholders. We believe that an approximately equal allocation between performance share awards and stock options provides an appropriate balance of medium and long-term incentives. The various amounts of direct compensation provided to our named executive officers for fiscal 2010 are set forth in more detail in the tables in this Proxy Statement under the caption “Executive Compensation.”

Base Salary

Our Human Resources and Compensation Committee’s philosophy is that base salaries should comprise a minority portion of overall compensation, yet provide stable compensation to executives that is competitive with peer companies in order to effectively attract and retain talented executives. In approving the fiscal 2010 base salaries for our named executive officers and other executive officers, the Human Resources and Compensation Committee considered the analysis of pay practices among the Compensation Peer Group and the survey analysis which indicated that base salaries for our executive officers were, on average, at approximately competitive median levels, although each executive officer may have a base salary above or below the median of the market. Actual individual salary amounts also reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns. While base salaries of our executive officers are set at competitive levels, we believe that a significant portion of our executive officers’ direct compensation should consist of cash and equity incentive awards (described below) which are variable in amount and tied to financial and operating results and individual performance.

The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above.

Cash Incentive Awards

We provided cash incentive awards to our executive officers in fiscal 2010, the amounts of which depended upon the achievement of specific financial, operating and individual performance goals approved by the Human Resources and Compensation Committee. In the first quarter of fiscal 2010, the Committee approved the threshold, target and maximum bonus amounts for the cash incentive awards and the performance goals and criteria upon which the amounts of the awards would be determined. Following the end of fiscal 2010, the Committee approved the payment of cash incentive awards based upon performance against the predetermined goals and criteria.

Target and Maximum Cash Incentive Awards. The Human Resources and Compensation Committee set the target amount of the cash incentive award for each named executive officer for our 2010 fiscal year between 95% and 135% of his or her base salary depending on the officer’s position. In approving these targets, the Committee reviewed and considered the analysis of pay practices among the Compensation Peer Group and the survey data which indicated that average targets for our cash incentive awards, including that for our Chief Executive Officer, were generally at the market median for companies in the Compensation Peer Group and published surveys. In addition, the target amount was structured to comprise a significant portion of an executive officer’s total cash compensation for the fiscal year. In structuring the components of direct compensation in this way, we intended that a substantial portion of an executive officer’s cash compensation for the fiscal year would depend on performance during the fiscal year.

The actual amount of the cash incentive award was based upon the extent to which performance under each of the criteria met, exceeded or was below target. Award levels were structured to range from 0% to 150% of the target amount for all performance criteria. For certain executives, including the Chief Executive Officer and Group Presidents, 10% of their target awards were based on the reduction of employee voluntary turnover. However, to the extent that performance was less than 80% as measured against our performance goals (other than reduction of voluntary turnover, for which the threshold was 20%), no bonus amount was to be paid with respect to such performance criteria.

Our performance was strong in fiscal 2010 as we exceeded three of our four company performance targets. In addition, our Human Resources and Compensation Committee determined that our named executive officers performed well against the individual performance goals that were set for them at the beginning of the year. As a result, actual payouts to our named executive officers under our cash incentive program exceeded targeted amounts by approximately 2% to 9%, depending on the executive’s role. The specific performance goals and actual performance against those goals is discussed under “Performance Goals for Cash Incentive Awards” below.

COMPENSATION DISCUSSION AND ANALYSIS

For our named executive officers, the target and maximum bonus amounts for the fiscal 2010 cash incentive awards and the amounts of the awards actually earned by the officers, were as follows:

	Target Award	Maximum Award	Actual Award
Walter P. Havenstein, Chief Executive Officer	$1,250,000	$1,875,000	$1,250,000
Mark W. Sopp, Chief Financial Officer	525,000	787,500	560,000
Kenneth C. Dahlberg, Chairman and former CEO	1,350,000	2,025,500	1,444,500
Deborah H. Alderson, Group President	475,000	712,500	512,000
K. Stuart Shea, Group President	475,000	712,500	504,000
Joseph W. Craver, Group President	460,000	690,000	500,000
Lawrence B. Prior III, former Chief Operating Officer(1)	775,000	1,162,500	—

(1)	Mr. Prior resigned from the company in June 2009 and therefore was not paid a cash incentive award.

Performance Goals for Cash Incentive Awards. The actual amount of the cash incentive award to be paid upon completion of fiscal 2010 was determined based upon the achievement of financial and other corporate and individual performance goals set at the beginning of the fiscal year. The performance goals and their relative weightings for fiscal 2010 were:

Financial Goals – 80%(1)		Other Performance Goals – 20%
Revenue	30%

Individual Contributions to Enterprise Goals,

including

•    employee engagement, diversity, training and retention

•    customer satisfaction and retention

•    new business development

•    program execution quality goals

•    strategic, financial and operating goals, such as improved contract fees, real estate monetization and accounting systems conversion

Employee Retention Improvement (2)

•    reduction in voluntary employee turnover percentage

Operating Income • For Group Presidents, a portion of this weighting is based on Group-level profit before taxes.	45%
Average Days Working Capital (DWC) • Determined by dividing (a) total working capital at quarter end by (b) average daily sales during the quarter. Goals and payouts are based on the average of quarter-end DWC for the four fiscal quarters.	25%

(1)

Award amounts for the Chief Executive Officer, Chief Financial Officer and other corporate-level executives based on achievement of financial goals are determined by reference to our consolidated financial information. Award amounts for Group Presidents based on achievement of financial goals are determined by reference to both (i) the financial results of their respective Groups (40% weighting) and (ii) our consolidated financial information (40% weighting) to encourage a balanced focus on group and company-wide goals.

(2)

The employee retention goal is only applicable to senior managers whose operational roles place them in a position to have a meaningful impact on retention, including Mr. Havenstein, Mr. Dahlberg, Ms. Alderson, Mr. Shea and Mr. Craver. For these executives, employee retention and individual contributions to enterprise goals are weighted equally in the category of other performance goals. For Mr. Sopp, individual contributions to enterprise goals constitute 100% of the weighting in the category of other performance goals because he is less positioned in his corporate role to impact employee retention in our line operations.

Revenue and operating income were used as financial goals because they most directly align with our growth strategy and we believe they generally are strongly correlated with potential stockholder value. We use average days working capital to measure how efficiently we use our working capital relative to the size of our business and operating units. We believe that individual contributions to our other enterprise goals contribute to the achievement of our financial goals over time and that a 20% weighting for these goals is appropriate to encourage individual efforts in an array of areas that should ultimately lead to improved financial performance for the company. Because the financial goals are considered the most important factors, and annual performance is objectively measurable, we weight these goals more heavily at 80%.

COMPENSATION DISCUSSION AND ANALYSIS

For fiscal 2010, the targeted achievement levels and actual performance for each of the key corporate measures were as follows:

	Target	Actual	Actual as a % of Target
Revenue	$10.75 billion	$10.85 billion	100.9%
Operating Income	$875 million	$867 million	99.1%
Average Days Working Capital	46 days	43.5 days	105.5%
Employee Retention Improvement	1.0%	2.45%	245.0%

Determination of Cash Incentive Award Amounts.

Following the end of fiscal 2010, the Human Resources and Compensation Committee reviewed financial and individual performance during the year and approved the cash incentive award payments to be made to each of our executive officers, including the named executive officers. In evaluating fiscal 2010 financial performance, the Committee recognized that we exceeded three of the four corporate performance goals as shown above. In analyzing individual performance, the Committee reviewed the individual’s level of achievement and also considered input from the Chief Executive Officer with respect to the degree of success and the difficulty of achieving the individual performance goals. Ultimately, weighted average scores for such financial and other corporate and individual objectives were determined, which were applied against the executive’s target bonus to determine the bonus earned.

Equity Incentive Awards

The Human Resources and Compensation Committee grants equity incentive awards to focus our executives on long-term financial performance and increased stockholder value and to motivate the executives to remain with us through the vesting periods for these awards. The amounts of these awards are determined based on market data and vary based upon an executive officer’s position and responsibilities. Because these equity awards are generally intended to help motivate our executive officers to stay with us and to continue to build stockholder value, the Committee generally does not consider an executive officer’s current stock or option holdings in making additional awards.

Stock Options. Approximately 50% of the total value of equity awards granted to our named executive officers in fiscal 2010 was comprised of stock options. These options vest as follows: 20% of the shares at the end of each of the first three years and 40% of the shares at the end of the fourth year and these options expire at the end of the fifth year. The objective of these awards is to link rewards to the creation of stockholder value over a longer term and aid in employee retention with a vesting schedule weighted toward the end of the option term.

Performance Share Awards. Approximately 50% of the total value of equity awards granted to our named executive officers in fiscal 2010 was in the form of performance share awards that may result in shares being issued at the end of a three-year performance period depending on the company’s achievement of specific financial performance goals over the three-year performance period covering fiscal year 2010 through fiscal year 2012. The number of shares that will ultimately be issued can range from 0% to 150% of the target number of shares. If cumulative performance over the three-year period is below the threshold level of performance, no shares will be issued. The objective of these awards is to reward targeted financial performance over a three-year period.

Target and Maximum Performance Share Awards. In the first quarter of fiscal 2010, the Human Resources and Compensation Committee approved the threshold, target and maximum performance share award amounts, which are set forth in the “Grants of Plan-Based Awards” table on page 28, and approved the performance goals and criteria upon which the actual payout amounts of the awards would be determined. The target payout values at the date of grant for the performance share awards were equal to between 90% and 110% of base salary, except for Mr. Dahlberg and Mr. Prior, whose target payout values were 175% and 143% of base salary, respectively. The target payout values for Mr. Dahlberg and Mr. Prior were higher as a percentage of base salary because we believe that our most senior executives have a higher responsibility for the company’s performance and therefore a greater percentage of their total compensation should be contingent on company performance. The threshold amounts represented 50% of the target payout values and the maximum payout values represented 150% of the target payout amounts. The actual value of any awards received will depend on the value of SAIC common shares at the time they are earned and issued to participants.

Performance Goals for Performance Share Awards. Performance for the three-year performance period covering fiscal year 2010 through fiscal year 2012 will be measured against two metrics:

•	three-year growth in diluted earnings per share from continuing operations, expressed in dollars; and

•	three-year operating margin growth, expressed in basis points.

COMPENSATION DISCUSSION AND ANALYSIS

The number of shares to be issued for meeting each performance measure will be determined independently, and each performance measure is equally weighted. The payout for each performance measure will be determined by the performance level achieved for each measure at the end of the three-year period.

We use diluted earnings per share as a performance metric for our performance share awards because it is a key measure of profitability followed by our stockholders and market analysts and it also reflects share dilution management and non-recurring items. As a below-the-line measure, it encourages control of tax expense and includes the dilutive or accretive effect of acquisitions. We use operating margin growth because it encourages profitable growth without regard to diluted shares outstanding and non-recurring items. We believe that an equal weighting provides an appropriate balance between these measures.

Equity Award Grant Practices

Our Human Resources and Compensation Committee is responsible for the administration of our equity incentive plans. In advance of each fiscal year, the Committee predetermines the dates on which equity awards will be granted during the following fiscal year to new and existing employees, including our executive officers. These grant dates are selected to occur after the dates we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our directors, executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executive officers or other employees in connection with a new hire, for retention purposes or otherwise. The equity award grant dates for fiscal 2010 were fixed by the Committee in December 2008 and the grant dates for fiscal 2011 were fixed by the Committee in December 2009.

The Human Resources and Compensation Committee approves all equity awards made to our directors and executive officers. Subject to amount limitations, equity awards to employees who are not executive officers are approved by our Stock and Acquisition Transactions Committee, of which our Chief Executive Officer is currently the sole member. The Chief Executive Officer may further delegate authority to specified executive officers to approve equity award grants, subject to amount limitations, although he has not done so to date. All awards are made on one of the predetermined grant dates determined by the Human Resources and Compensation Committee.

The exercise price of any option grant is determined by reference to the fair market value of the shares, which our 2006 Equity Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to have significant holdings in our stock so that they are motivated to maximize our long-term performance and stock value. Under stock ownership guidelines we have established, named executive officers are expected to acquire and maintain stockholdings in an amount of our stock with a value at least equal to five times their base salary. Each of our named executive officers was in compliance with our stock ownership guidelines at the end of fiscal 2010.

In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, our executive officers are required to obtain preclearance from our General Counsel for all transactions in our securities.

Other Benefits Provided in Fiscal 2010

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

COMPENSATION DISCUSSION AND ANALYSIS

Retirement Benefits

Our executive officers are entitled to participate in the same retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts equal to 100% of each participant’s own contributions up to 6% of their “eligible compensation” under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers in fiscal 2010 was $9,749. The Human Resources and Compensation Committee believes that this retirement program permits our executives to save for their retirement in a tax-effective manner and is of the kind typically offered by other companies against which we compete for executive talent.

Deferred Compensation Plans

We maintain two deferred compensation plans that allow eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. We make no contributions to participants’ accounts under these plans. Vested deferred balances under either plan will generally be paid upon retirement or termination. These plans are described in more detailed under “Nonqualified Deferred Compensation” in this Proxy Statement.

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees. In fiscal 2010, we provided airline club memberships generally ranging from $300 to $800 per year for executive officers and other employees whose responsibilities require frequent travel.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company. We do not make payouts under our cash incentive program if an executive officer is not employed by us on the payment date.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of event and the type of the award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control” beginning on page 33 of this Proxy Statement.

Potential Change in Control and Severance Benefits

We maintain severance protection agreements with our executive officers that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executive officers might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

These severance protection agreements renew for successive one-year terms each year, unless not later than October 31st of the prior year, either the Human Resources and Compensation Committee or an executive officer to which the agreement applies decides not to extend the term of the agreement. This annual term permits our Human Resources and Compensation Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with a change in control and to consider whether to continue providing such benefits.

In addition to the benefits provided by the severance protection agreements, the terms of our 1999 Stock Incentive Plan, 1984 Bonus Compensation Plan and deferred compensation plans generally provide for accelerated vesting upon a change in control. Our 2006 Equity Incentive Plan generally only provides for accelerated vesting upon the occurrence of a change in control if the participant’s employment is terminated as a result. These acceleration provisions are generally applicable to all grants of options or restricted stock made to all of our employees, including our executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Other than the change in control benefits described above, we are not obligated to offer any kind of severance benefits to our executive officers, other than Mr. Havenstein. Our executive officers are employees-at-will and as such do not have any employment agreements with us, other than standard employee offer letters. Mr. Havenstein’s offer letter provides that if his employment is involuntarily terminated by us during the first 24 months of his employment for reasons other than cause, his base salary, target short-term cash incentives and benefits will continue for the balance of that period, subject to his agreement to release us of any claims and to abide by certain restrictive covenants. The Committee approved these severance benefits for this limited two year period, after considering the potential costs, as an inducement for Mr. Havenstein to join the company.

Tax Deductibility of Executive Compensation

We attempt to provide compensation that is structured, to the extent possible, to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Human Resources and Compensation Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. As indicated above, most of our cash incentive awards is determined based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

France A Córdova

Miriam E. John

Harry M.J. Kraemer, Jr.

Edward J. Sanderson, Jr. (Chairperson)

EXECUTIVE COMPENSATION

The following tables set forth information regarding certain cash, incentive, equity and other compensation earned by (i) our Chief Executive Officer, (ii) our Executive Vice President and Chief Financial Officer, (iii) our Chairman and former Chief Executive Officer and (iv) our four other most highly-compensated executive officers for fiscal 2010. We refer to these executive officers in this Proxy Statement as our “named executive officers.”

Reclassification of Class A Preferred Stock into Common Stock

In November 2009, we completed a stock reclassification in which each share of our class A preferred stock was automatically converted into one share of common stock. Prior to the reclassification, restricted stock awards were issued in the form of class A preferred stock and, to the extent that our executive officers elected to defer such awards into our Key Executive Stock Deferral Plan, they received stock units representing shares of class A preferred stock. All of these shares and stock units were automatically converted into shares or stock units of common stock on a one-for-one basis without payment of additional consideration. Options to purchase class A preferred stock automatically became options to purchase common stock. Accordingly, all references to stock and option awards and stock units in this Proxy Statement reflect the conversion into common stock.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during fiscal 2010 and, if applicable, fiscal 2009 and 2008, whether or not such amounts were paid in such year:

Name and principal position	Year (1)	Salary ($) (2)	Bonus ($)	Stock awards ($) (3)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Walter P. Havenstein (6) Chief Executive Officer	2010	346,154	—	4,981,789	1,475,867	1,250,000	—	8,053,810

Mark W. Sopp Executive Vice President and Chief Financial Officer	2010	547,115	—	600,000	533,315	560,000	13,605	2,254,035
	2009	521,154	—	480,012	675,900	550,000	13,863	2,240,929
	2008	508,654	—	400,011	773,900	400,000	13,377	2,095,942

Kenneth C. Dahlberg (7) Chairman of the Board and Former Chief Executive Officer	2010	1,000,000	—	804,620	1,554,259	1,444,500	12,777	4,816,156
	2009	1,000,000	—	1,400,011	1,940,960	1,469,610	15,374	5,825,955
	2008	1,000,000	—	1,000,001	2,496,450	1,050,000	13,319	5,559,770

Deborah H. Alderson Group President	2010	479,519	—	500,000	444,110	512,000	13,881	1,949,510
	2009	431,154	—	350,008	486,648	485,000	13,506	1,766,316
	2008	409,038	—	300,004	574,184	370,000	14,265	1,667,491

K. Stuart Shea Group President	2010	484,473	—	500,000	444,110	504,000	15,851	1,948,434

Joseph W. Craver Group President	2010	455,192	—	500,000	444,110	500,000	—	1,899,302

Lawrence B. Prior III (8) Former Chief Operating Officer	2010	412,623	—	1,000,000	888,219	—	12,130	2,312,972
	2009	704,900	—	720,019	1,013,850	845,000	13,290	3,297,059
	2008	519,231	—	600,008	1,128,309	485,000	13,642	2,746,190

(1)	Compensation is provided only for fiscal years for which each individual qualified as a named executive officer.

(2)	This column includes amounts paid in lieu of accrued and unused comprehensive leave time.

(3)

These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Values for awards subject to performance conditions are computed based upon the probable outcome of the performance conditions as of the grant date of the award. All of the awards shown in the “Stock awards” column in the above table are subject to performance conditions, except that Mr. Havenstein’s awards include time-vesting restricted stock awards having an aggregate grant date fair value of $3,505,925. Assuming the highest level of the performance conditions is achieved, the value of the awards in the “Stock Awards” column as of the grant date would be as follows: Mr. Havenstein, $5,719,721; Mr. Sopp, $900,000; Mr. Dahlberg, $1,206,930; Ms. Alderson, Mr. Shea and Mr. Craver, $750,000 each; and Mr. Prior, $1,500,000. The awards shown in the “Option awards” column are not subject to performance conditions. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 10 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 1, 2010.

EXECUTIVE COMPENSATION

(4)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award program for performance in fiscal 2010. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(5)	Amounts shown in this column for fiscal 2010 represent matching funds that we made on behalf of our named executive officers pursuant to the SAIC Retirement Plan.

(6)	Mr. Havenstein joined SAIC as Chief Executive Officer on September 21, 2009.

(7)	Mr. Dahlberg retired as Chief Executive Officer effective September 21, 2009 but continues to serve as Chairman of the Board of Directors and as an executive officer of the company.

(8)	Mr. Prior resigned from the company effective June 12, 2009.

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2010 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan:

Name	Award type	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards; number of shares of stock or units (3) (#)	All other option awards; number of securities underlying options (4) (#)	Exercise or base price of option awards (5) ($/share)	Closing market price on date of grant ($/share)	Grant date fair value of stock and option awards (6) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Havenstein (7)	Cash	9/21/09	6/18/09	700,000	1,250,000	1,875,000	—	—	—	—	—	—	—	—
	Options	9/21/09	6/18/09	—	—	—	—	—	—	—	307,389	17.71	17.83	1,475,867
	PSA	9/21/09	6/18/09	—	—	—	41,668	83,336	125,004	—	—	—	—	1,475,864
	RSA	9/21/09	6/18/09	—	—	—	—	—	—	197,963	—	—	—	3,505,925

Mr. Sopp	Cash	4/3/09	3/26/09	315,000	525,000	787,500	—	—	—	—	—	—	—	—
	Options	4/3/09	3/26/09	—	—	—	—	—	—	—	111,200	18.46	18.47	533,315
	PSA	4/3/09	3/26/09	—	—	—	16,252	32,503	48,755	—	—	—	—	600,000

Mr. Dahlberg	Cash	4/3/09	3/26/09	756,000	1,350,000	2,025,500	—	—	—	—	—	—	—	—
	Options	4/3/09	3/26/09	—	—	—	—	—	—	—	324,074	18.46	18.47	1,554,259
	PSA	4/3/09	3/26/09	—	—	—	47,400	94,800	142,200	—	—	—	—	804,620

Ms. Alderson	Cash	4/3/09	3/26/09	266,000	475,000	712,500	—	—	—	—	—	—	—	—
	Options	4/3/09	3/26/09	—	—	—	—	—	—	—	92,600	18.46	18.47	444,110
	PSA	4/3/09	3/26/09	—	—	—	13,543	27,086	40,629	—	—	—	—	500,000

Mr. Shea	Cash	4/3/09	3/26/09	266,000	475,000	712,500	—	—	—	—	—	—	—	—
	Options	4/3/09	3/26/09	—	—	—	—	—	—	—	92,600	18.46	18.47	444,110
	PSA	4/3/09	3/26/09	—	—	—	13,543	27,086	40,629	—	—	—	—	500,000

Mr. Craver	Cash	4/3/09	3/26/09	257,600	460,000	690,000	—	—	—	—	—	—	—	—
	Options	4/3/09	3/26/09	—	—	—	—	—	—	—	92,600	18.46	18.47	444,110
	PSA	4/3/09	3/26/09	—	—	—	13,543	27,086	40,629	—	—	—	—	500,000

Mr. Prior	Cash	4/3/09	3/26/09	434,000	775,000	1,162,500	—	—	—	—	—	—	—	—
	Options	4/3/09	3/26/09	—	—	—	—	—	—	—	185,200	18.46	18.47	888,219
	PSA	4/3/09	3/26/09	—	—	—	—	—	—	—	—	—	—	1,000,000

(1)

Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2010, as discussed in our “Compensation Discussion and Analysis” beginning on page 17. The target payout amounts for the cash incentive awards were between 95% and 135% of base salary. The threshold payout amounts generally represented 60% of the target amounts and the maximum payout amounts represented 150% of the target amount. The actual amounts that were paid to our named executive officers with respect to fiscal 2010 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”

(2)

Amounts in these columns represent the threshold, target and maximum payout amounts of performance share awards granted in fiscal 2010 that may result in shares being issued at the end of a three-year performance period based upon the company’s achievement of pre-established levels of performance over the three-year performance period covering fiscal year 2010 through fiscal year 2012, as discussed in our “Compensation Discussion and Analysis” beginning on page 17. The number of shares that will ultimately be issued can range from zero to 150% of the target number of shares. If cumulative performance over the three-year period is below the threshold level of performance, no shares will be issued. The target payout amounts for the performance share awards were equal to between 90% and 110% of base salary, except for Mr. Dahlberg and Mr. Prior, whose target payout amounts were 175% and 143% of base salary, respectively. The target number of shares

EXECUTIVE COMPENSATION

underlying these awards was based on a value of $18.46 per share, the closing sales price of our common stock on the NYSE on the trading day before the grant date. The threshold payout amounts represented 50% of the target amounts and the maximum payout amounts represented 150% of the target amounts.

(3)

Amounts in this column represent the number of shares of common stock underlying restricted stock awards issued to Mr. Havenstein, which he elected to defer into stock units in our Key Executive Stock Deferral Plan. Of this award, 113,641 stock units will vest in three equal annual installments on the first, second and third year anniversaries of the grant date and 84,322 stock units will vest in a single installment on the third anniversary of the grant date.

(4)

Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2010. All such options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(5)	The exercise price is the closing sales price of our common stock on the NYSE on the trading day before the grant date.

(6)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value actually realized by the recipient and do not reflect changes in our stock price after the date of grant.

(7)

As an inducement to join SAIC as our Chief Executive Officer, we agreed to issue equity awards to Mr. Havenstein comprised of stock options, performance share awards and restricted stock having an aggregate value equivalent to the value of the equity awards of his former employer that he forfeited as a result of leaving to join SAIC. The aggregate replacement value was determined to be $6.46 million.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option, restricted stock and performance share awards issued pursuant to our 2006 Equity Incentive Plan, 1999 Stock Incentive Plan and Amended and Restated 1984 Bonus Compensation Plan that were held by our named executive officers at the end of fiscal 2010, including awards previously deferred under our Key Executive Stock Deferral Plan:

	Option awards (1)				Stock awards
Name	Number of shares underlying unexercised options (exercisable)	Number of shares underlying unexercised options (unexercisable)	Option exercise price ($)	Option expiration date		Number of shares of stock or units that have not vested		Market value of shares of stock or units that have not vested ($) (4)	Equity incentive plan awards; number of unearned shares, units or other rights that have not vested (#) (5)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested ($) (4)
					Grant Date	Restricted Stock (2)	Restricted Stock Units (3)
Mr. Havenstein	—	307,389	17.71	9/20/14	9/21/09	—	113,641	2,083,040	41,668	763,774
	—	—	—	—	9/21/09	—	84,322	1,545,622	—	—

Mr. Sopp	97,987	—	14.46	12/05/10	4/04/08	—	20,502	375,802	—	—
	62,000	93,000	17.61	3/28/12	3/29/07	13,629	—	249,820	—	—
	30,000	120,000	18.73	4/03/13	4/03/09	—	—	—	16,252	297,899
	—	111,200	18.46	4/02/14	—	—	—	—	—	—

Mr. Dahlberg	360,000	240,000	14.64	3/20/11	3/21/06	—	7,286	133,552	—	—
	200,000	300,000	17.61	3/28/12	3/29/07	—	34,072	624,540	—	—
	86,150	344,600	18.73	4/03/13	4/04/08	—	59,798	1,096,097	—	—
	—	324,074	18.46	4/02/14	4/03/09	—	—	—	47,400	868,842

Ms. Alderson	275	—	14.46	11/21/10	3/21/06	—	1,822	33,397	—	—
	2,999	—	14.46	11/21/10	3/29/07	5,111	5,111	187,369	—	—
	104,993	—	14.46	11/21/10	4/04/08	14,950	—	274,034	—	—
	72,000	48,000	14.64	3/20/11	4/03/09	—	—	—	13,542	248,225
	46,000	69,000	17.61	3/28/12	—	—	—	—	—	—
	21,600	86,400	18.73	4/03/13	—	—	—	—	—	—
	—	92,600	18.46	4/02/14	—	—	—	—	—	—

Mr. Shea	12,000	—	14.46	11/17/10	3/21/06	956	319	23,371	—	—
	21,600	14,400	14.64	3/20/11	3/29/07	3,163	1,054	77,298	—	—
	10,083	15,125	17.61	3/28/12	12/20/07	3,936	1,312	96,196	—	—
	35,916	53,876	20.12	12/19/12	4/04/08	11,212	3,738	274,034	—	—
	21,600	86,400	18.73	4/03/13	4/03/09	—	—	—	13,542	248,225
	—	92,600	18.46	4/02/14	—	—	—	—	—	—

Mr. Craver	27,000	18,000	14.64	3/20/11	3/21/06	820	—	15,031	—	—
	20,000	30,000	17.61	3/28/12	3/29/07	5,963	—	109,302	—	—
	26,000	39,000	18.00	6/18/12	6/19/07	4,167	—	76,381	—	—
	21,600	86,400	18.73	4/03/13	4/04/08	14,950	—	274,034	—	—
	—	92,600	18.46	4/02/14	4/03/09	—	—	—	13,542	248,225

Mr. Prior (6)	—	—	—	—	—	—	—	—	—	—

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2010. All such options were granted five years prior to the date immediately following their respective expiration dates and vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(2)

Information in this column relates to shares of our common stock underlying restricted stock awards held by our named executive officers at the end of fiscal 2010. All restricted stock awards vest as to 20%, 20%, 20% and 40% of the shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(3)

Information in this column relates to restricted stock units held by our named executive officers at the end of fiscal 2010 in our Key Executive Stock Deferral Plan. All restricted stock units vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any restricted stock awards previously deferred by our named executive officers are also reflected in the table under the caption “Nonqualified Deferred Compensation” below.

EXECUTIVE COMPENSATION

(4)	The market value is based upon $18.33 per share, the closing sales price of our common stock on the NYSE on January 29, 2010.

(5)

Amounts in this column represent the number of shares that would be issued upon achieving the threshold level of performance for the three-year performance period covering fiscal year 2010 through fiscal year 2012.

(6)	Mr. Prior resigned from the company in June 2009 and, as a result, his unexercised options, unvested restricted stock and performance share awards were forfeited.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired upon the exercise of stock options and upon vesting of restricted stock awards by our named executive officers during fiscal 2010:

	Option awards		Stock awards
Name			Number of shares acquired on vesting
	Number of shares acquired on exercise	Value realized on exercise ($)	Restricted stock (1)	Restricted stock units (2)	Value realized on vesting ($)
Mr. Havenstein	—	—	—	—	—

Mr. Sopp	97,000	379,280	4,543	6,970	210,681

Mr. Dahlberg	689,968	3,981,962	—	35,868	655,870

Ms. Alderson	—	—	5,441	12,183	319,708

Mr. Shea	—	—	8,138	2,159	188,303

Mr. Craver	59,997	355,986	8,412	—	154,036

Mr. Prior	213,787	792,385	1,405	14,503	290,943

(1)

Information in this column relates to shares of our common stock underlying stock awards in which our named executive officers vested in fiscal 2010. All restricted stock awards vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(2)

Information in this column relates to restricted stock units held in our Key Executive Stock Deferral Plan in which our named executive officers vested in fiscal 2010. All restricted stock units vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any restricted stock awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2010 under the following nonqualified deferred compensation plans, which are summarized below:

•

The Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earn interest during the deferral period. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or termination.

•

The Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or termination.

EXECUTIVE COMPENSATION

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2010 through our nonqualified deferred compensation plans:

Name	Plan	Executive contributions in fiscal 2010 ($) (1)	Aggregate earnings in fiscal 2010 ($) (2)		Aggregate withdrawals/ distributions in fiscal 2010	Aggregate balance at fiscal year end ($) (3)
Mr. Havenstein	Keystaff Deferral Plan	—	—		—	—
	Key Executive Stock Deferral Plan	3,505,925	122,737		—	3,628,662

Mr. Sopp	Keystaff Deferral Plan	—	—		—	—
	Key Executive Stock Deferral Plan	—	(42,636)		—	554,263

Mr. Dahlberg	Keystaff Deferral Plan	—	—		—	—
	Key Executive Stock Deferral Plan	—	(470,425)		—	6,115,530

Ms. Alderson	Keystaff Deferral Plan	—	—		—	—
	Key Executive Stock Deferral Plan	—	(99,418)		—	1,292,430

Mr. Shea	Keystaff Deferral Plan	22,500	1,867		—	41,657
	Key Executive Stock Deferral Plan	22,500	(16,068)		—	229,162

Mr. Craver	Keystaff Deferral Plan	—	—		—	—
	Key Executive Stock Deferral Plan	—	—		—	—

Mr. Prior	Keystaff Deferral Plan	—	—		—	—
	Key Executive Stock Deferral Plan	—	(1,027,679	)(4)	403,748	—

(1)

With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the dollar value of restricted stock or cash awards granted in fiscal 2010 and deferred into the plan. Mr. Havenstein deferred 197,963 unvested shares underlying restricted stock awards (the value of which is also included in the “Stock Awards” column of the Summary Compensation Table) and Mr. Shea deferred cash awards. With respect to Keystaff Deferral Plan, amounts in this column represent cash awards deferred into the plan.

(2)

With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during fiscal 2010 on cash previously deferred based on the Moody’s Seasoned Corporate Bond Rate minus 1% (5.39% in calendar 2009).

With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or (decreases) in value of stock units corresponding to shares of our common stock during fiscal 2010. The market value of the shares is based upon $18.33 per share, the closing sales price of our common stock on the NYSE on January 29, 2010.

(3)

Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2010. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officers based on $18.33 per share, the closing sales price of our common stock on the NYSE on January 29, 2010. With respect to our Key Executive Stock Deferral Plan, our named executive officers held the following number of stock units at the end of fiscal 2010: (a) Mr. Havenstein, 197,963; (b) Mr. Sopp, 30,238; (c) Mr. Dahlberg, 333,635; (d) Ms. Alderson, 70,509; and (e) Mr. Shea, 12,502.

(4)	Includes the value of unvested stock units forfeited upon termination of employment.

Potential Payments Upon Termination or a Change in Control

We are not obligated to offer any kind of severance benefits to our named executive officers upon termination of employment, other than our Chief Executive Officer, Walter P. Havenstein. Mr. Havenstein’s employment offer letter provides that if his employment is involuntarily terminated by us prior to September 21, 2011 (during the first 24 months of his employment) for reasons other than cause, his base salary, target short-term cash incentives and benefits will continue for the balance of that period, subject to his agreement to release us of any claims and to abide by non-compete and non-solicitation covenants. As of the end of fiscal 2010, Mr. Havenstein’s annual base salary was $1,000,000, his target short-term cash incentive for fiscal 2010 was $1,250,000 and he was eligible to receive health, life and disability insurance benefits available generally to salaried employees.

We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a change in control:

•

Severance Protection Agreements. We have entered into severance protection agreements with each of our executive officers, including each of the named executive officers, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus

EXECUTIVE COMPENSATION

amount. The executive officer will also receive such life insurance, disability, medical, dental, hospitalization, financial counseling and tax consulting benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling (we do not currently provide financial counseling or tax consulting benefits to our executives). In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

•

Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our 1999 Stock Incentive Plan, Amended and Restated 1984 Bonus Compensation Plan, Key Executive Stock Deferral Plan and Management Stock Compensation Plan, generally become fully vested upon the occurrence of a change in control. Our 2006 Equity Incentive Plan, under which we have issued stock and option awards since the completion of our initial public offering and reorganization merger in 2006, generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2006 Equity Incentive Plan, shares would be paid out on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control. If more than 50 percent of the performance period is completed, the prorated number of shares that would vest is based on company performance up to the date of change in control. If less than 50 percent of the performance period is completed, a prorated target number of shares would vest based on the time elapsed during the performance period.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the named executive officers under the foregoing agreements and plans, assuming that a change in control occurred on the last business day of fiscal 2010:

	Severance protection benefits				Accelerated equity awards			Total
Name	Salary and Bonus (1)	Pro rata bonus (2)	Life insurance and healthcare (3)	Outplacement services (4)	Restricted stock and restricted stock units (5)	Option awards (6)	Performance Share Awards (7)	Total gross severance benefits and equity awards (8)
Mr. Havenstein	5,625,000	1,250,000	114,786	15,000	3,628,662	190,581	509,183	11,333,212
Mr. Sopp	2,750,000	550,000	81,907	15,000	625,622	66,960	198,593	4,288,082
Mr. Dahlberg	6,174,025	1,469,610	143,544	15,000	1,854,189	1,101,600	579,228	11,337,196
Ms. Alderson	2,400,000	485,000	84,896	15,000	494,800	226,800	165,495	3,871,991
Mr. Shea	2,275,000	450,000	97,911	15,000	470,899	64,026	165,495	3,538,331
Mr. Craver	2,262,500	455,000	111,495	15,000	474,748	100,890	165,495	3,585,128
Mr. Prior	—	—	—	—	—	—		—

(1)

Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of (a) the named executive officer’s fiscal 2010 salary and (b) the greater of (i) the bonus received in fiscal 2009, (ii) the average of the bonuses received in fiscal years 2009, 2008 and 2007 or (iii) in the event that the named executive officer was not employed by us for all of fiscal 2009, the amount of his or her target bonus for fiscal 2010. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(2)

Amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled depending on the number of days that had elapsed in the fiscal year in which he or she is terminated. Because we are required to present all information in this table assuming that the named executive officer is terminated on the last business day of fiscal 2010, the amount of the pro rata Bonus Amount in this column represents the full amount of the executive officers’ respective Bonus Amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued.

(3)

Amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental and hospitalization benefits to be received for 30 months following termination.

(4)	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.

(5)

Amounts in this column represent the value of accelerated vesting at the end of fiscal 2010 of (a) shares of restricted stock issued pursuant to the 2006 Equity Incentive Plan, the 1999 Stock Incentive Plan or the Amended and Restated 1984 Bonus Compensation Plan and (b) restricted stock units in our Key Executive Stock Deferral Plan, Stock Compensation Plan and/or

EXECUTIVE COMPENSATION

Management Stock Compensation Plan. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year End.”

(6)

Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 1999 Stock Incentive Plan or the 2006 Equity Incentive Plan that were held by the named executive officer at the end of fiscal 2010. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)

Amounts in this column represent the value of a pro-rated number of shares underlying outstanding performance share awards issued under our 2006 Equity Incentive Plan-Based on (a) the target number of shares shown in the “Estimated future payouts under equity incentive plan awards” column of the “Grants of Plan-Based Awards” table, (b) the time elapsed during the performance period as of the last business day of fiscal 2010 and (c) a market value based on $18.33 per share, the closing sales price of our common stock on the NYSE on January 29, 2010.

(8)

Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes payable with respect to such amounts.

Treatment of Equity Awards Upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock awards and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares would be paid out on a pro rata basis promptly upon death and at the end of the three-year performance period in case of disability.

Under our continued vesting program, equity award recipients who retire, including our executive officers, may continue holding and vesting in their restricted stock awards, share units held within the Key Executive Stock Deferral Plan and options if they have held such securities for at least 12 months prior to retirement and they retire (i) after age 59  1/2 with at least ten years of service or (ii) after age 59  1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such awards without regard to the 12 month holding requirement. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

If an equity award recipient, including an executive officer, resigns from the company, all unvested restricted stock, options and performance share awards are forfeited. Vested options remain exercisable for 30 to 90 days or until the option expiration date, if earlier.

DIRECTOR COMPENSATION

The Board of Directors uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board of Directors the form and amount of compensation to be provided.

The following is a summary of the principal components of compensation that we provide to our non-employee directors:

•

Cash Compensation. Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2010, our directors were paid an annual retainer of $50,000 and the Chairperson of each committee of the Board was paid an additional annual retainer of $10,000, except for the Chairperson of the Audit Committee who was paid an additional annual retainer of $15,000. The Lead Director was also paid an additional annual retainer of $25,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board of Directors and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

•

Equity Compensation. Directors receive annual equity awards under our equity incentive plan. For fiscal 2010, each of our directors received equity awards valued at approximately $150,000, of which two-thirds was in the form of restricted shares of common stock and one-third was in the form of stock options to purchase shares of our common stock. These equity awards will vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards will continue to vest as scheduled and options will remain exercisable for the remainder of the five-year term.

•

Deferral Plans. The directors are eligible to defer all or any portion of their cash bonus or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” above.

•

Stock Ownership Guidelines and Policies. The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that encourage directors to hold shares of our capital stock with a value of at least five times the amount of the annual cash retainer within three years of joining the Board. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

Director Compensation Table

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2010:

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	All other compensation ($)	Total ($)
France A. Córdova	90,000	100,016	50,001	—	240,017
Wolfgang H. Demisch(5)	36,500	100,016	50,001		186,517
Jere A. Drummond	124,000	100,016	50,001	—	274,017
Thomas F. Frist, III	41,000	100,000	49,999	—	190,999
John J. Hamre	96,000	100,016	50,001	—	246,017
Miriam E. John	96,000	100,016	50,001	—	246,017
Anita K. Jones	128,000	100,016	50,001	—	278,017
John P. Jumper	96,000	100,016	50,001	—	246,017
Harry M. J. Kraemer, Jr.	117,000	100,016	50,001	—	267,017
Edward J. Sanderson, Jr.	112,000	100,016	50,001	—	262,017
Louis A. Simpson	106,000	100,016	50,001	—	256,017
A. Thomas Young	141,000	100,016	50,001	—	291,017

(1)

Walter P. Havenstein, our Chief Executive Officer, and Kenneth C. Dahlberg, our Chairman and former Chief Executive Officer, have been omitted from this table because they received no additional compensation for their services as directors.

(2)

Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director (including annual retainer fees, committee and/or chairperson fees and meeting fees). The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Director fees are paid quarterly and amounts deferred into the Key Executive Stock Deferral Plan result in stock units of equal value based on the closing sales price of our common stock on the second business day of the calendar quarter. In fiscal 2010, John P. Jumper deferred $48,000 into our

DIRECTOR COMPENSATION

Keystaff Deferral Plan. In fiscal 2010, the following directors deferred the following amounts and received the following number of stock units in our Key Executive Stock Deferral Plan:

Name	Amount deferred ($)	Stock units received upon deferral of fees (#)
Wolfgang H. Demisch	36,500	1,994
Jere A. Drummond	60,000	3,331
Thomas F. Frist, III	41,000	2,215
John J. Hamre	96,000	5,283
Miriam E. John	96,000	5,277
Harry M. J. Kraemer, Jr.	117,000	6,442
A. Thomas Young	141,000	7,750

(3)

Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2010, each of our non-employee directors received 5,418 restricted shares of our common stock, except for Mr. Frist, who received 5,176 shares. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on April 1, 2010.

At the end of fiscal 2010, the following non-employee directors held the following number of unvested stock awards and the following number of unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock awards	Unvested stock units
France A. Córdova	—	5,418
Jere A. Drummond	9,053	—
Thomas F. Frist, III	5,176	—
John J. Hamre	—	9,053
Miriam E. John	—	8,974
Anita K. Jones	9,053	—
John P. Jumper	6,265	2,709
Harry M. J. Kraemer, Jr.	—	9,053
Edward J. Sanderson, Jr.	9,053	—
Louis A. Simpson	9,053	—
A. Thomas Young	—	9,053

(4)

Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors in fiscal 2010 will vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. Option awards granted to directors prior to fiscal 2009 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

During fiscal 2010, each of our non-employee directors was issued options to purchase 11,545 shares of our common stock (except for Mr. Frist who was issued an option to purchase 10,946 shares), with a grant date fair value of approximately $50,000. At the end of fiscal 2010, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options
France A. Córdova	24,168
Wolfgang H. Demisch	22,284
Jere A. Drummond	66,252
Thomas F. Frist, III	10,946
John J. Hamre	66,252
Miriam E. John	33,057
Anita K. Jones	66,252
John P. Jumper	33,057
Harry M. J. Kraemer, Jr.	102,252
Edward J. Sanderson, Jr.	66,252
Louis A. Simpson	33,252
A. Thomas Young	66,252

(5)	Mr. Demisch retired as a director on June 19, 2009 following our 2009 Annual Meeting of Stockholders.

STOCK OWNERSHIP INFORMATION OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

The following table provides information, as of April 19, 2010, regarding the beneficial ownership of each person known by us to beneficially own more than five percent of our common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	77,258,013 shares(1)	19.98%

(1)

These shares are held by Vanguard Fiduciary Trust Company as trustee of the SAIC Retirement Plan. According to a Schedule 13G/A filed with the SEC by Vanguard on February 9, 2010, subject to ERISA, Vanguard votes these shares as directed by the plan participants and votes all shares as to which no voting instructions are received in the same proportion as shares for which voting instructions are received. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Vanguard disclaims beneficial ownership of all shares held in trust for which for which it receives voting instructions. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

Stock Ownership of Directors and Officers

The following table sets forth, as of April 19, 2010, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.71% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock(1)		Stock units(2)	Option shares(3)	Total shares beneficially owned
Non-Employee Directors
France A. Córdova	—		19,499	24,168	43,667
Jere A. Drummond	25,477		12,830	62,618	100,925
Thomas F. Frist, III	600,917	(4)	3,248	—	604,165
John J. Hamre	2,000		43,717	62,618	108,335
Miriam E. John	—		40,861	27,723	68,584
Anita K. Jones	86,325		11,951	62,618	160,894
John P. Jumper	14,176		11,249	27,723	53,148
Harry M. J. Kraemer, Jr.	229,507		86,470	62,618	378,595
Edward J. Sanderson, Jr.	71,897		13,074	62,618	147,589
Louis A. Simpson	24,557		—	29,618	54,175
A. Thomas Young	51,628		108,610	62,618	222,856
Named Executive Officers
Walter P. Havenstein	28,000		233,841	—	261,841
Mark W. Sopp	31,966		30,238	273,227	335,431
Kenneth C. Dahlberg	390,363		333,635	1,137,114	1,861,112
Deborah H. Alderson	33,315		70,509	358,987	462,811
K. Stuart Shea	53,103		13,081	160,760	226,944
Joseph W. Craver	113,506		—	162,720	276,226
Lawrence B. Prior, III(5)	—		—	—	—
All directors and executive officers as a group (21 persons)	2,114,835		1,233,831	3,258,545	6,607,211

(1)

Includes the approximate number of shares allocated to the account of the individual by the trustee of the SAIC Retirement Plan as follows: Mr. Sopp, 748 shares; Mr. Dahlberg, 4,232 shares; Ms. Alderson, 609 shares; Mr. Shea, 11,753 shares; Mr. Craver, 2,388 shares; and all directors and officers as a group, 50,176 shares. For all directors and officers as a group, also includes a total of 417,161 shares held by certain trusts established by the individuals including 386,131 shares held in a trust established by Mr. Dahlberg.

(2)	Represents stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan.

(3)	Shares subject to options exercisable within 60 days following April 19, 2010.

(4)	Includes 590,000 shares held by FS Partners II, LLC, an investment vehicle controlled by Mr. Frist.

(5)	Mr. Prior resigned from the company effective June 12, 2009. Beneficial ownership information for Mr. Prior is based on information he subsequently provided to us.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2011. During the fiscal year ended January 31, 2010, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Unanimous Recommendation of the Board of Directors; Vote Required

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011. The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the Annual Meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR“ the proposal.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of its current Audit Committee charter is available on the company’s website at www.saic.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, four of the five Committee members (Jere A. Drummond, Thomas F. Frist, III, John P. Jumper and Harry M.J. Kraemer, Jr.) qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

•

met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

•

met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

•

reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended January 31, 2010;

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

•	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for filing with the SEC.

Jere A. Drummond

Thomas F. Frist, III

Anita K. Jones

John P. Jumper

Harry M.J. Kraemer, Jr. (Chairperson)

AUDIT MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 31, 2011. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed to us for the fiscal years ended January 31, 2010 and 2009 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2010	2009
Audit Fees (1)	$5,698,000	$5,885,000
Audit-Related Fees (2)	201,000	184,000
Tax Fees (3)	640,000	305,000
All Other Fees	—	—

Total Fees	$6,539,000	$6,374,000

(1)	Audit fees include audits of consolidated financial statements, required statutory audits, quarterly reviews, reviews of registration statement filings and consents related to SEC filings.

(2)	Audit-related fees include audits of employee benefit plans and facilitation of general GAAP training materials.

(3)

Tax fees include tax services related to preparation and/or review of various statutory tax filings including U.S., foreign, state, benefit plans and others, and general tax advisory services (including research and discussions related to tax compliance matters).

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chairperson of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Audit-Related and Tax Fees set forth above were pre-approved by one of these means.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based on such information provided to us, we believe that all reports required by Section 16(a) of the Securities Exchange Act of 1934 to be filed by our directors and executive officers during fiscal 2010 were filed on time, with one exception: a conversion of class A preferred stock to common stock on August 17, 2009 was reported on a Form 4 filed on behalf of Charles F. Koontz on September 8, 2009.

Stockholder Proposals for the 2011 Annual Meeting

Any stockholder proposals intended to be presented at the 2011 Annual Meeting of Stockholders must be received by us no later than January 5, 2011 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

In addition, Sections 2.07 and 3.03 of our bylaw provides that, in order for a stockholder to propose any matter for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2011 Annual Meeting of Stockholders, notice must be delivered to the Corporate Secretary between February 18, 2011 and March 20, 2011. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to SAIC, Inc., 1710 SAIC Drive, McLean, Virginia 22102, Attention: Corporate Secretary, 1-703-676-4300.

By Order of the Board of Directors

Douglas E. Scott

Executive Vice President,

General Counsel and Corporate Secretary

May 6, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M24482-P97114

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders—June 18, 2010 This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Walter P. Havenstein and Douglas E. Scott, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SAIC, Inc. (the “Company”) to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 18, 2010, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2010 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the SAIC Retirement Plan at the 2010 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR the election of directors so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting, (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2011, and (iii) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the SAIC Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 17, 2010. For shares held in the

SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 15, 2010.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed and dated on the reverse side.)

ATTN: STOCK PROGRAMS 10260 CAMPUS POINT DRIVE M/S D-1 SAN DIEGO, CA 92121

BY INTERNET—www.proxyvote.com

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SAIC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M24481-P97114 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

VOTE ON DIRECTORS—The Board of Directors 0 0 0 recommends a vote FOR the nominees listed below.

Election of 12 Directors

1. FOR all nominees listed below (EXCEPT as indicated to Your votes will be evenly distributed among the the contrary to the right) remaining nominee(s) unless indicated below under UNEVEN VOTE DISTRIBUTION INSTRUCTIONS. 01) France A. Córdova 07) Anita K. Jones 02) Jere A. Drummond 08) John P. Jumper 03) Thomas F. Frist, III 09) Harry M.J. Kraemer, Jr.

04) John J. Hamre 10) Edward J. Sanderson, Jr. 05) Walter P. Havenstein 11) Louis A. Simpson 06) Miriam E. John 12) A. Thomas Young

VOTE ON PROPOSAL 2—The Board of Directors For Against Abstain recommends a vote FOR Proposal 2.

2. Ratification of the appointment of Deloitte & Touche LLP 0 0 0 as our independent registered public accounting firm for the fiscal year ending January 31, 2011.

Name of Nominee Number of votes

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

UNEVEN VOTE DISTRIBUTION INSTRUCTIONS: If you wish to distribute 0 your vote unevenly among 2 or more nominees as explained in the Proxy Statement, check box to the right then indicate the names and the number of votes to be given to each nominee on the line(s) to the right. Uneven voting instructions must be mailed in; uneven vote distribution is not available via phone or Internet voting.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date